FOR IMMEDIATE RELEASE Media Contact:

Maria Englund

Rubenstein Associates (212) 843-8270

Wells REIT II Acquires 215 Diehl Road in Suburban Chicago

ATLANTA (April 19, 2005) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) has completed the purchase of 215 Diehl Road, a four-story, 161,865-square-foot Class-A office building leased by ConAgra Foods in Naperville, Illinois, a suburb of Chicago. The property was purchased from investors in a commingled fund advised by Prudential Real Estate Investors.

ConAgra Foods currently is ranked #84 on the FORTUNE 500 and carries a BBB+ credit rating from Standard & Poor's. Terms of the deal were not disclosed. Ray Owens and Spencer Patton of Wells Real Estate Funds (Wells) participated in the transaction, while Jim Street of Prudential Real Estate Investors and Gary Nussbaum of Transwestern represented the seller.

"The property is situated in the East-West Corridor of Chicago, which is leading the Chicago submarket in terms of increased leasing activity," said David Steinwedell, Wells' Chief Investment Officer. "With the purchase of this building, Wells-sponsored investment programs now own over 5.7 million square feet of office space in the Chicago submarket."

The 215 Diehl Road property is situated on 7.5 acres in the Naperville Office Park. It features multi-directional access to local roads, I-88, and O'Hare International Airport.

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own approximately $6 billion in assets (based on purchase price) totaling more than 29 million square feet of space.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, GA 30092-3365 (tel. 800-448-1010).

# # # #